UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  6/17/2014

Commission file number: 000-54046

GREENPLEX SERVICES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0856924
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

2525 East 29th Ave.

Suite. 10-B

Spokane, WA 99223

 (Address of principal executive offices)

(208) 591-32810

(Registrant’s telephone number)

_____________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

ITEM 1.01  Entry into a Material Definitive Agreement

Amended Option to Joint Venture

On March 24, 2014 Greenplex and C.S. Analytics LLC executed an Option to Enter into a Joint Venture agreement under which Greenplex has the option to enter into a 50/50 joint venture with C.A. Analytics LLC upon payment of capital contributions in the amount of $1,500,000 for the formation of the joint venture limited liability company to be named the CannaSafe-Greenplex LLC.  The $1.5 million capital contribution is to be in two tranches, $750,000 upon closing of the joint venture and execution of the Operating Agreement and $750,000 within 45 days thereafter.  CannaSafe will contribute certain business assets, technology, know how, test protocols, and assets valued at $1,500,000 to the joint venture company at closing.  Greenplex paid a $50,000 option fee with regard to the original option agreement, and then paid an additional $50,000 to extend the option period from May 26, 2014 to July 10, 2014.  The aggregate $100,000 in option fees paid by Greenplex are creditable towards the first tranche of capital contribution due from Greenplex at closing, but non-refundable if the Joint Venture is not formalized.  The purpose of the joint venture is to operate a cannabis testing facility in Pullman, Washington, and to expand to other states. A draft joint venture Operating Agreement pursuant to which the parties would form the joint venture was attached as an exhibit to the option agreement.  CannaSafe Analytics LLC is based in Temecula, California and is the only ISO/IEC 17925-2005 accredited cannabinoid profiling laboratory in the United States.  CannaSafe is accredited in accordance with the recognized International Standard ISO/IEC 17025-2005 and this accreditation demonstrates technical competence for a defined scope and operation of a laboratory quality management system.

Loan to C.S. Analytics LLC

On June 17, 2014, Greenplex entered into a definitive agreement with C.S. Analytics LLC and executed a one year promissory note relating to a loan from Greenplex to C.S. Analytics LLC in the amount of $20,000 at 8% interest per annum.

Convertible Loan Received

On June 17, 2014, Greenplex Services, Inc. (“Greenplex”) entered into a definitive agreement with an unaffiliated accredited investor and executed a one year convertible promissory note relating to a loan in the amount of $75,000 at 8% interest per annum.  The note's principal and interest are convertible at any time for common stock at the price of $0.15 per share  and Two Hundred Fifty Thousand (250,000) stock purchase warrants that are exercisable at $.60 per share for a period of three years after issuance.  The Warrants are callable at the option of GreenPlex for $0.001 per Warrant at any time after June 30, 2015 when the Common Stock trades at an average closing sales price of $0.75 or more for a period of 20 consecutive trading days, subject to the common stock underlying the warrants being registered with the Securities Exchange Commission (“SEC”).

There were no fees, commissions or professional fees for services rendered in connection with the promissory note.  The transaction was arranged and undertaken by the officers of Greenplex.

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Appointment of Directors

Effective June 17, 2014, the following individuals were appointed as a new members of our board of directors (“New Directors”):

Name	Age	Position
Kurt Boehl	46	Director

Kurt Boehl – Director, age 46. Mr. Boehl received his B.A. degree in 1996 from Metropolitan State University located in Denver, Colorado and his J.D. degree from Seattle University School of Law in 2005. Mr. Boehl is founder and managing partner of the KB Law Group PLLC, a professional law corporation in Seattle, WA. Mr. Boehl is a member of the National Trial Lawyers. For the past five years, he has been selected as a Rising Star by Washington Lawand Politics Magazine. The KB Law Group has received the prestigious Martindale Hubbell AV rating and is ranked Superb by the AVVO attorney rating service. Mr. Boehl is one of the original drafters of Initiative I502, Washington's legal marijuana law. He is frequent speaker on cannabis law, and consults with a number of canna-businesses in Washington State.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Boehl and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Boehl and the Company.

ITEM 9.01 Financial Statements and Exhibits

 (c) Exhibits:

Exhibit No.	Description
10.1	Extension of Option to Joint Venture agreement with C.S. Analytics LLC, dated June 17, 2014

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenplex Services, Inc. (Registrant)

Date: June 25, 2014 By: /s/ Victor T. Foia Victor T. Foia President and CEO

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